EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2010 RESULTS

NASHVILLE, Tenn. (April 26, 2010)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2010.

Highlights:

•	Revenues of $14.8 million in the first quarter of 2010, up 9% over the first quarter of 2009

•	Operating income of $1.4 million in the first quarter of 2010, up 51% over the first quarter of 2009

•	Net income of $807,000 and earnings per share (EPS) of $0.04 per share in the first quarter of 2010—which is the amount after deducting $597,000, or $0.03 per share, of income tax provision, compared to net income of $878,000 and EPS of $0.04 per share in the first quarter of 2009—which only included an income tax provision of $57,000.

•	Adjusted EBITDA of $3.0 million in the first quarter of 2010, up 26% from $2.3 million in the first quarter of 2009

Financial Results:
First Quarter 2010 Compared to First Quarter 2009
Revenues for the first quarter of 2010 increased $1.2 million, or 9 percent, to $14.8 million, compared to $13.6 million for the first quarter of 2009. The Company’s revenue mix during the first quarter of 2010 was comprised of 69 percent of revenues from HealthStream Learning and 31 percent from HealthStream Research. This compares to 66 percent from HealthStream Learning and 34 percent from HealthStream Research during the first quarter of 2009.

Revenues from HealthStream Learning increased by $1.3 million, or 15 percent, when compared to the first quarter of 2009. Revenues from our Internet-based subscription products increased by $2.0 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $1.2 million and from courseware subscriptions of $751,000. Revenues from Internet-based subscription products increased 27 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues associated with implementation, development, and consulting services decreased $516,000 from the prior year quarter, impacted primarily by lower revenues associated with fewer project-based development projects. Additionally, revenues from live events, study guides, and other project-based activities, collectively declined $210,000 from the same quarter in the prior year.

Revenues from HealthStream Research decreased by $91,000, or two percent, when compared to the first quarter of 2009. Revenues from patient surveys—a product that generates recurring revenues—increased by $183,000, or six percent, but were more than offset by the combined revenue declines from employee, physician, and community surveys of $274,000. Of these revenue declines, the employee category decreased by $194,000 which was impacted by delayed survey start-ups for a few large projects when compared to the prior year quarter.

Cost of revenues (excluding depreciation and amortization) approximated 37 percent of revenues for the first quarter of 2010 compared to 39 percent for the first quarter of 2009. This improvement was primarily influenced by the strong revenue growth from Internet-based subscription products. The increase in cost of revenues of $194,000 resulted from increased royalties paid by us associated with growth in courseware subscription revenues and additional staffing to support growth from patient surveys. These increases were partially offset by lower costs associated with the decline in development revenues compared to the prior year quarter.

In the aggregate, all other operating expenses increased by seven percent over the prior year same quarter. Sales and marketing expenses increased $247,000 compared to the prior year quarter due to additional sales personnel and related expenses. Depreciation and amortization increased $124,000 due to capital expenditures and other general and administrative expense increased $185,000 due to various operating costs.

Operating income for the first quarter of 2010 improved by 51 percent to $1.4 million compared to $936,000 for the first quarter of 2009, primarily resulting from the strong revenue growth mentioned above.

In the fourth quarter of 2009, we released substantially all of the remaining balance of our valuation allowance against our deferred tax assets in accordance with generally accepted accounting principles (“GAAP”), which resulted in a non-cash $9.1 million tax benefit in net income, or approximately $0.41 per share.

Our effective income tax rate in the quarter ended March 31, 2010 was 42.5 percent. Because the Company previously maintained a full valuation allowance for its deferred tax assets, net income for the first quarter of 2009 did not include deferred income tax expense. Therefore, because of the changes in income tax accounting between the first quarters of 2009 and 2010, net income is not comparable between periods due to the valuation allowance maintained during the prior year.

Net income for the first quarter of 2010 was $807,000, or $0.04 per share (diluted), compared to $878,000, or $0.04 per share (diluted), for the first quarter of 2009. Net income for 2010 includes an income tax provision of $597,000, or $0.03 per share.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $3.0 million for the first quarter of 2010, compared to $2.3 million for the first quarter of 2009. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under GAAP is attached in the Summary Financial Data.

Other Financial Indicators
At March 31, 2010, the Company had cash and related interest receivable of $13.0 million, compared to $12.3 million at December 31, 2009. The increase in cash resulted from favorable operating results, but was partially offset by payments associated with capital expenditures. Capital expenditures and capitalized feature enhancement development totaled approximately $700,000 for the first quarter of 2010.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 72 days for the first quarter of 2010 compared to 69 days for the first quarter of 2009 and 58 days for the fourth quarter of 2009. The increase in DSO compared to the fourth quarter of 2009 is associated with higher balances with several customers that were billed in advance during the first quarter of 2010 for annual fees rather than on a monthly subscription basis.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions—delivered via a software-as-a-service (SaaS) model—that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory content subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At March 31, 2010, approximately 2,043,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 1,768,000 at March 31, 2009. The total number of contracted subscribers at March 31, 2010 was approximately 2,136,000 up from 1,896,000 at March 31, 2009. “Contracted subscribers” include both those already implemented (2,043,000) and those in the process of implementation (93,000).

Customers representing approximately 100 percent of subscribers that were up for renewal did renew in the first quarter of 2010, while our renewal rate based on the annual contract value was approximately 109 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the first quarter of 2010 compare to a subscriber renewal rate of 101 percent and an annual contract value renewal rate of 98 percent during the first quarter of 2009.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

During the first quarter of 2010, HealthStream Research added several new healthcare organization customers, including Freeman Health System, Highline Medical Center, Regional West Medical Center, and Citizens Memorial Hospital. Among our existing research customers, 34 renewed their contracts in the first quarter for multiple survey products, while 71 chose to contract for more research services to add to their current services received from HealthStream Research.

In April 2010, HealthStream Research announced the launch of Insights Online™, an innovative new analytics and reporting website for its healthcare organization clients. The new website offers clients a robust data warehouse that provides dashboards, expansive analytic capabilities, and advanced filtering and exporting options for all of their reporting needs. With its exclusive combination of key performance indicators, Insights Online is uniquely designed to support healthcare organizations’ improvement initiatives.

Financial Expectations
In a press release dated February 23, 2010 we provided guidance for the full year 2010. Those financial expectations, which the Company is reiterating, are as follows:

The Company expects that consolidated revenues for the full year 2010 will grow by 13 percent to 15 percent. We anticipate revenue growth in the Learning segment to be in the 14 percent to 16 percent range and the Research unit’s revenue to increase by approximately 10 percent to 12 percent.

We expect cost of revenues to grow in relation to the expected revenue growth, and to increase modestly as a percentage of revenues compared to 2009. We also anticipate that operating expenses, including product development, sales and marketing, depreciation and amortization and other general and administrative expense will grow in the range between 11 percent and 13 percent when compared to the Company’s full year 2009 levels for these categories.

We anticipate that operating income will increase 10 percent to 17 percent for the full year 2010 versus our 2009 results.

Because of the release of substantially all of the remaining balance in our income tax valuation allowance during the fourth quarter of 2009, we expect that the effective income tax rate applied to pre-tax income will range between 40 percent and 44 percent.

We will continue to utilize our federal and state net operating loss carry-forwards of approximately $32 million and $26 million, respectively, to substantially offset our current income tax liabilities.

We expect that capital expenditures, including hardware, software, and capitalized software development for new features, enhancements and content development will range between approximately $3.0 to $4.0 million in 2010.

Robert A. Frist, Jr., chief executive officer, commented, “Results from our first quarter of 2010 show continuing profitable growth and solid operational performance. Our quarterly operating income was up 51 percent over the same quarter last year. I believe that our strong first quarter performance positions us well for future growth.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations will be held on Tuesday, April 27, 2010 at 9:00 a.m. (EST). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 800-642-1687 (conference ID #69515635) for U.S. and Canadian callers and 706-645-9291 (conference ID #69515635) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over two million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenues	$14,837	$13,619
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	5,462	5,268
Product development	1,526	1,534
Sales and marketing	2,961	2,714
Other general and administrative	2,086	1,901
Depreciation and amortization	1,390	1,266

Total operating expenses	13,425	12,683
Operating income	1,412	936
Other income (expense), net	(8)	(1)

Income before income taxes	1,404	935
Income tax provision	597	57

Net income	$807	$878

Net income per share:
Net income per share, basic	$0.04	$0.04

Net income per share, diluted	$0.04	$0.04

Weighted average shares outstanding:
Basic	21,676	21,382

Diluted	22,130	21,567

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended
	March 31,
	2010	2009
Net income	$807	$878
Interest income	(3)	(9)
Interest expense	11	10
Income tax provision	597	57
Share-based compensation expense	163	146
Depreciation and amortization	1,390	1,266

Income before interest, income taxes, share-based compensation, depreciation and amortization	$2,965	$2,348

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2010	2009(1)
ASSETS
Current assets:
Cash and related interest receivable	$13,129	$12,354
Accounts and unbilled receivables, net (2)	13,436	11,216
Prepaid and other current assets	3,319	3,490
Deferred tax assets, current	2,831	2,831

Total current assets	32,715	29,891
Capitalized software feature enhancements, net	4,157	4,182
Property and equipment, net	2,577	2,934
Goodwill and intangible assets, net	24,701	24,938
Deferred tax assets, non current	8,029	8,626
Other assets	384	431

Total assets	$72,563	$71,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$4,603	$6,627
Deferred revenue	14,793	12,234
Current portion of long-term debt and capital lease obligations	130	316

Total current liabilities	19,526	19,177
Long-term debt and capital lease obligations, net of current portion	3	4

Total liabilities	19,529	19,181
Shareholders’ equity:
Common stock	96,813	96,407
Accumulated deficit	(43,779)	(44,586)

Total shareholders’ equity	53,034	51,821

Total liabilities and shareholders’ equity	$72,563	$71,002

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2009.

(2)	Includes unbilled receivables of $1,686 and $1,734 and other receivables of $5 and $9 at March 31, 2010 and December 31, 2009, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2010 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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